Exhibit 99.1

press release

Paylocity adds Robin Pederson and Ken Robinson to Board of Directors

SCHAUMBURG, Ill., March 26, 2020 (GLOBE NEWSWIRE) — Paylocity (Nasdaq: PCTY), a leading provider of payroll and human capital management software solutions, today announced Robin Pederson and Ken Robinson have joined the Company’s Board of Directors. The two appointments bring the board total to nine.

“Robin and Ken are strong additions to the Board of Directors,” said Steve Beauchamp, Chief Executive Officer of Paylocity. “Robin’s operational and strategic experience in the technology industry and Ken’s strong background in all aspects of accounting, finance and risk management will be great assets to our Board and executive team.”

Mr. Pederson has served as an executive in the technology industry for over thirty years. He currently serves as Executive Chairman of Alula, Power Reviews, Sauce Labs and Frontsteps. He served as an Operating Executive at Marlin Equity Partners, a global investment firm with over $6.7 billion of capital under management from 2013 to 2017. Mr. Pederson holds a B.S.B.A from the University of North Dakota.

Mr. Robinson was the Senior Vice President of Audit Services at Exelon Corporation, an integrated power and utility company, from 2016 to 2020. Prior to Exelon, Mr. Robinson spent almost 40 years at The Procter & Gamble Company in a variety of senior finance leadership roles, including Chief Financial Officer – Global Personal Beauty Care and Global Chief Audit Executive. Mr. Robinson serves as a Trustee of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board and the Governmental Accounting Standards Board. Mr. Robinson holds a B.S. from Mississippi State University and an M.B.A from the University of Memphis.

paylocity.com | 800.520.2687 | 1400 American Lane | Schaumburg, IL 60173
Copyright ©2020 Paylocity. All Rights Reserved.

“Joining the Board of Directors of Paylocity is a great opportunity,” said Mr. Pederson. “Paylocity’s industry-leading technology and laser focus on client service makes it a leader in the human capital management industry.”

“I’m very excited to join the Board of Directors of Paylocity,” said Mr. Robinson. “I’ve been impressed with Paylocity’s ability to scale the business over the last several years while also maintaining an excellent culture for its employees.”

In addition to Robin Pederson and Ken Robinson, Paylocity’s Board of Directors consists of Steve Sarowitz, Founder and Chairman of Paylocity; Steve Beauchamp, CEO of Paylocity; Jeff Diehl, Managing Partner & Head of Investments with Adams Street Partners; Ronald Waters, business consultant and former President, Director and CEO of LoJack; Andres Reiner, President, CEO and Director of PROS Holdings, Inc.; Ellen Carnahan, Principal of Machrie Enterprises; and Ginnie Breen, who serves as a Director of Calamos Investments, Jones Lang LaSalle Income Property Trust, Neuberger Berman Investments and UBS Alternative Investments US.

About Paylocity

Paylocity is a leading provider of cloud-based HR and payroll software solutions headquartered in Schaumburg, IL. Founded in 1997 and publicly traded since 2014, Paylocity offers an intuitive, easy-to-use product suite that helps businesses tackle today’s challenges while moving them toward the promise of tomorrow. Known for its unique culture and consistently recognized as one of the best places to work, Paylocity accompanies its clients on the journey to create great workplaces and help people achieve their best through automation, data-driven insights, and engagement. For more information, visit www.paylocity.com.

CONTACT: Ryan Glenn

investors@paylocity.com

www.paylocity.com

paylocity.com | 800.520.2687 | 1400 American Lane | Schaumburg, IL 60173
Copyright ©2020 Paylocity. All Rights Reserved.